Exhibit 10.12

SUPPLY AGREEMENT
This Agreement is made as of July 14, 2009, by and between NuSil Technology LLC, a Delaware Corporation, located at 1050 Cindy Lane; Carpinteria, California, U.S.A. 93013 (hereinafter called “Seller”) and ESTABLISHMENT BIOTECH, located at Carretera a Pavas, Altos del Banco Lafise, San Josd, Costa Rica (hereinafter called “Buyer”).
RECITALS
A.    Buyer desires to purchase certain silicone material system(s) for the manufacture of its products. The silicone material systems are identified more specifically in Exhibit A (hereinafter the Materials). Buyer agrees to purchase the Materials, and any other silicone material systems which may become part of and subject to the terms of this Agreement, exclusively from Seller for the term of this Agreement.
B.    Seller is the developer, manufacturer and seller of silicone materials which Buyer uses as raw materials for the manufacture of its products. Seller agrees to sell to Buyer the silicone materials identified on Exhibit A hereto as raw materials for Buyer’s use in the manufacture of Buyer’s own products.
Other silicone material systems may be developed from time to time which may become incorporated herein and subject to this Agreement.
In consideration of these mutual agreements, the parties agree to the following terms:
1.    Term of Agreement.
The terms of this Agreement will govern the purchases of Seller’s materials identified above and the purchase of such other materials which the parties may hereafter designate to become part of this agreement for a period of five (5) years from the effective date of this Agreement, This Agreement may be renewed for additional one-year terms upon mutual written agreement of the parties reached at least 60 days prior to the end of any term or renewal thereof. The price, minimum quantity for delivery, and time of delivery as set forth on Exhibit B hereto will apply, and may be re-negotiated in good faith, on or before the date of any agreement to renew this Agreement. Failure to reach agreement on any renewal of this Agreement and the terms thereof will result in the termination of this Agreement or any extension hereof.
Notwithstanding the foregoing, this Agreement may be terminated by either party by certified mail, return receipt requested, upon 60 days notice in the event of any material breach by the other party of any of the terms of this Agreement, unless the breaching party corrects such breach within said 60-day period.
2.    Payment Terms.
Payment will be made in United States Dollars within 60 days from the date of the Seller’s invoice. In no event shall such invoices be dated earlier than the date of shipment. Upon failure by the Buyer to make any payment in accordance with this Agreement, Seller reserves the right, at Seller’s option, to terminate this Agreement or to suspend further deliveries, or to pursue any other remedy available to it in equity or at law. if, upon any breach of Buyer to the payment terms herein stated, in the judgment of Seller, Buyer’s ability to make payments becomes impaired, Seller may refuse to make delivery, except for cash on delivery, and may demand immediate payment in full for all materials previously delivered in accordance with this Agreement.
3.    Supply and Shipment.
Seller hereby agrees to supply and Buyer hereby agrees to purchase all of the Materials required by Buyer for its use in accordance with the terms hereof.
The Materials shall be manufactured pursuant to ISO 9001;2008, select sections of 1S013485:2003 and 21 CFR Part 820 Quality System Regulation, and all applicable laws and regulations, and shall comply with the specifications set forth on Exhibit A hereto.
Unless otherwise agreed to by both parties, materials shipped in accordance with this Agreement will be shipped FOB Carpinteria, California USA. The materials will be packaged in containers consistent with commercial practices for materials of this type, and will be accompanied by a certificate of analysis verifying that the Material complies with the specifications set forth in Exhibit A. Customs duties, and applicable taxes are the responsibility of the Buyer.
4.    Purchase Orders.
Buyer shall provide Seller with firm purchase orders in writing, setting forth the desired delivery date, which shall be at least 60 days from the date of receipt of the purchase order, with any adjustments provided at least 60 days prior to the desired delivery date.
5.    Confidential Information.
Buyer and Seller agree to treat as confidential, and not to divulge to any other person or entity, any information relating either to Buyer’s products or to the silicone materials produced by Seller, including the manufacturing processes, testing protocol, suppliers, and customer information of each party. Buyer and Seller have signed and entered into a Confidential Disclosure Agreement that governs the handling and control of all confidential and proprietary information between Buyer and Seller, which Confidential Disclosure Agreement is incorporated herein by reference. The obligations and rights set forth in the Confidential Disclosure Agreement shall survive this Supply Agreement and are independent and integrated without regard to this Supply Agreement.
Warranties.
Seller warrants only that the material delivered in accordance with this Agreement meets the specifications for material as set forth in Exhibit A hereto, or such other specifications as may be agreed upon between the parties in writing. No other warranties or representations have been made by Seller, and Seller specifically disclaims any other warranties or representations including those as to the safety or suitability of Seller’s material for any specific use.

SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY AGENT OR REPRESENTATIVE TO MAKE, ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, AND IT EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Seller does not by this Agreement intend or authorize Buyer to act as Seller’s agent for any purpose and Buyer’s relationship to Seller is strictly limited to that of a customer as set forth in this Agreement.
7.    Claims.
Buyer’s receipt at Buyer’s destination of any material delivered hereunder shall be an unqualified acceptance of, and a waiver by Buyer of its right to make any claim with respect to such material unless Buyer gives Seller written notice of claim within 30 days after Buyer’s receipt at Buyer’s destination. In the case of a claim for non-delivery, such claims shall be deemed waived unless Seller receives written notice of the claim within 30 days of the date set for the Buyer’s receipt.
Buyer assumes all risks and liabilities resulting from the delivery or use of any material supplied by Seller hereunder or the incorporation of such materials in any of Buyer’s products or processes.
Claims for shortages of less than one-half of one percent (0.5%) of the gross weight of any individual bulk shipment will not be allowed. Seller’s weights taken at the shipping point shall govern, unless proven to be in error.
Seller will notify the Buyer by telephone or facsimile without delay of any occurrence that will prevent the delivery of material to Buyer on or before the originally scheduled date.
Buyer’s exclusive remedy and Seller’s exclusive liability for any and all claims as to the Material delivered hereunder, or for delayed delivery or non-delivery of the Material, including liability based on existing or alleged Breach of Warranty or Breach of Contract, shall be limited to the price of the Material. If the Material fails to meet the established specifications as set forth in Exhibit A hereto, or as otherwise agreed in writing between the parties hereto and be therefore unusable by Buyer for any purpose, Buyer shall return the Material to the Seller at Seller’s expense, within 30 days from the date of Buyer’s receipt of such Material. Seller shall replace any non-conforming Material at Seller’s expense.
8.    Contingencies.
a.    Neither Buyer nor Seller shall be liable for its failure to perform hereunder (except for its obligation to make payments for material already received by Buyer), if performance is made impracticable due to any occurrence beyond its reasonable control including Acts of God; earthquakes; fires; floods; wars; sabotage; accidents; power outages; labor disputes; government laws, ordinances, rules, regulations, standards or decrees, whether valid or invalid (including but not limited to priorities, requisitions, allocations, and price adjustment restrictions); inability to obtain raw material, equipment or transportation; and any other such occurrence.
b.    Upon the occurrence of any contingency as set forth in the preceding paragraph, either party may suspend or terminate this Agreement upon written notice to the other party of such occurrence, setting forth the full particulars in connection therewith. The party affected by such contingency shall have the right to omit during the period of such occurrence all or any portion of the quantity deliverable hereunder. It; due to any such occurrence, Seller is unable to supply the total demands for the material supplied hereunder, Seller shall allocate its available supply among its customers in a fair and equitable manner. In no event shall either party be required to settle strikes, lockouts, or other labor difficulties contrary to its best interest, nor shall Seller be obligated to purchase material from others in order to enable it to deliver material to Buyer.
9.    Termination and Default.
Subject to the provisions of paragraph 8 above, if either party hereto shall fail to perform or fulfill, at any time and in the manner herein provided, any obligation or condition required to be performed or fulfilled by such party hereunder, and if such party fails to remedy any such failure within 60 days after written notice thereof from the non-defaulting party, or fails to commence reasonable efforts to remedy a curable default within such 60-day period and fails to continue in good faith to attempt to remedy such curable default (where default cannot reasonably be remedied within 60 days), the non-defaulting party shall have the right to terminate this Agreement by giving written notice of the termination to the defaulting party at any time after said 60-day period. Such termination shall not be deemed an election, but shall be in addition to any other rights and remedies available to the non-defaulting party.
In the event that the parties to the Agreement are unable to reach an accord relating to quantity, time of delivery, price or conditions of sale, either party may give 60 days’ advance notice of termination of the present Agreement.
Upon termination of this Agreement, the Buyer may purchase from another manufacturer/seller the material needed for its production contemplated by this Agreement.
If at any moment, for whatever reason, the Seller incurs in a delay of 15 days or more in the shipment of any order, or if in the judgment of Buyer, Seller’s ability to supply the Materials, in the date or in the quantity required by Buyer, becomes impaired, Buyer at is sole discretion shall be able to buy the materials from another provider to complement or substitute the Seller’s provision, as the need may arise.
10.    Non-waiver.
Failure of either party to exercise or enforce any right under this Agreement upon one or more occasions shall not constitute a waiver of the right to exercise or enforce the same or any other right on another occasion.

11.    Notices.
Unless otherwise expressly provided herein, any notice, request, report, statement or other communication to be given hereunder shall be in writing and addressed to Establishment Biotech, Carretera a Pavas, Altos del Banco Lafise, San Jose, Costa Rica and to NuSil Technology LLC, attn. President, 1050 Cindy Lane, Carpinteria, CA 93013, U.S.A. All such communications by either party pursuant to any of the terms of this Agreement which are forwarded by registered or certified mail, return receipt requested, shall be deemed to have been given upon the date of the mailing thereof as shown on the Post Office receipt, otherwise, such communications shall be deemed to have been given on the date of receipt thereof. Either party may at any time direct in writing in the manner herein provided, that all or particular communications or types of communications be delivered addressed to specific designees other than those named herein.
12.    Governing Law and Arbitration
This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws provisions. The parties have agreed that this Agreement and any disputes arising from it shall be conducted in the English language. Any translations to any other language shall be for convenience only.
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution, of the American Arbitration Association, in accordance with its International Dispute Resolution Procedures, as modified by the 1CDR Online Protocol for Manufacturer/Supplier Disputes then in effect (International Dispute Resolution Procedures and the ICDR Online Protocol for Manufacturer/Supplier Disputes at http://www.icdr.org).
13    Agreement Severable
In the event that any portion if this Agreement or the application of this Agreement to any situation of material is found to be invalid or unenforceable, the remainder of this Agreement or its applicability to all other situations of materials shall remain in force and effect.
14.    Miscellaneous
The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous communications, either oral or written, between the parties herein. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.
This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto. Any assignment or delegation hereof by either party, without the prior written consent of the other party, shall be void, except where such assignment or delegation is to a subsidiary or affiliate of Seller or is in connection with the sale of the business of

Seller to which this Agreement relates, in which case this Agreement shall be assigned to any entity assumed by the transferee, subject to the approval of Seller.
No modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon either party unless approved in writing by an authorized representative of each party, nor shall the terms and conditions of this Agreement be affected by the acknowledgment or acceptance of purchase orders, releases, or other forms containing additional or different terms or conditions.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

NuSil Technology, LLC	ESTABLISHMENT BIOTECH

by: Brian Nash	by: Juan Jose Chacon Quiros

Title: VP of Marketing and Sales	Title: Director

Date: October 6, 2009	Date: September 28, 2009

EXHIBIT A
MATERIALS
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EXHIBIT B
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